Exhibit 5.1

April 25, 2025

Cyclacel Pharmaceuticals, Inc.

200 Connell Drive, Suite 1500

Berkeley Heights, NJ 07922

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Cyclacel Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a registration statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering the resale of up to (i) 24,844,725 shares of common stock, par value $0.001 per share (the “Common Stock”) of the Company upon exercise by Armistice Capital Master Fund Ltd. of its prepaid warrants on a one-for-one basis pursuant to a warrant exchange agreement with the Company dated January 2, 2025; (ii) 110,000,000 shares of Common Stock underlying shares of Series of the Company pursuant to a private placement on March 21, 2025, pursuant to securities purchase agreements with the Company; (iii) 181,951 shares of Common Stock pursuant to a securities purchase agreement between the Company and Helena Special Opportunities 1 Ltd. dated February 5, 2025; and (iv) 35,000,000 shares of Common Stock of Datuk Dr. Doris Wong pursuant to a securities purchase agreement that closed on February 26, 2025.

We have examined the Registration Statement, the Prospectus, the Certificate of Incorporation and Bylaws of the Company, each as currently in effect as of the date hereof, and such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

The opinions expressed herein are limited solely to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, as currently in effect, and we express no opinion as to the effect of any other law of the State of Delaware or the laws of any other jurisdiction. Our opinion is based on these laws as in effect on the date hereof and as of the effective date of the Registration Statement, and we assume no obligation to revise or supplement this opinion after the effective date of the Registration Statement should the law be changed by legislative action, judicial decision, or otherwise. We express no opinion as to whether the laws of any other jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any other federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

Based upon the foregoing, we are of the opinion that the Shares, when sold and issued against payment therefor in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Rimon, P.C.
RIMON, P.C.

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